EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

The Company has a wholly owned subsidiary, New Brighton Business Center, LLC.  The subsidiary operates real estate property in which the Company locates its corporate headquarters.

The Company has a wholly owned subsidiary, MEDTOX Diagnostics, Inc. in Burlington, North Carolina. The subsidiary manufactures and distributes diagnostic devices.

The Company has a wholly owned subsidiary, MEDTOX Laboratories, Inc. in St. Paul, Minnesota. The subsidiary performs forensic and clinical laboratory services.